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                                                                    EXHIBIT 10.1


                      [WILLIAM BLAIN & COMPANY LETTERHEAD]
                                                                   April 1, 1997



S. Kumar Chandrasekaran, Ph.D.
President and Chief Executive Officer
InSite Vision Incorporated
965 Atlantic Avenue
Alameda, CA  94501

Dear Dr. Chandrasekaran:

William Blair & Company, L.L.C. ("Blair") is very pleased to serve as InSite Vision Inc.'s ("InSite" or the "Company") exclusive agent in connection with a private placement of equity securities (the "Securities"). This letter summarizes our proposed approach to the private placement and confirms the fee arrangement which we have discussed.

In connection with the private placement of approximately $5 million in Securities, Blair will work closely with you and your lawyers in all stages of this transaction. Our services will include: 1) assisting in preparing and distributing the Offering Memorandum; 2) contacting potential investors; 3) coordinating roadshow meetings and follow-up due-diligence visits with management as well as responses to additional information requests; 4) managing negotiations with prospective investors; and 5) coordinating and managing the closing process. InSite will have the right, at any time, to remove from the list of potential investors any investor that it determines to be unsuitable as an investor. We will use our best efforts to bring the private placement of the Securities to the attention of potential investors who we feel are compatible with InSite and to assist the Company in consummating the sale of the Securities on terms agreeable to both parties.

In compensation for our services provided in this transaction, InSite agrees to pay Blair a fee of five percent (5.0%) of the gross proceeds raised from investors payable in cash at closing, subject to a minimum cash placement fee of $250,000. The minimum cash placement fee shall be due to Blair if a minimum of $2 million is raised and a closing takes place. In the event that Blair does not raise $2 million, then the cash fee will be calculated by multiplying 0.05 times the gross proceeds raised. In addition to the cash fee, Blair shall receive a three year warrant to purchase Securities (the "Warrant") from InSite at a price per share equal to the price per share paid by the Securities investors. The Warrant shall entitle Blair to purchase that number of shares of Securities that when multiplied by the price per share equals one percent (1%) of the gross proceeds raised from the Securities investors. Blair shall be entitled to a) the fees discussed in this letter if a transaction is consummated within one year following the termination of this agreement with an investor with whom Blair has introduced to the Company in connection with its assignment provided herein, and
b) the indemnification provided in the accompanying letter.

The Company recognizes and confirms that: (i) in performing these services Blair will be using and relying on information as may be furnished and approved by the Company (collectively, the "Information"); (ii) it has not taken and will not take any action, directly or indirectly, to cause the transaction to fail to be entitled to the exemption provided under applicable securities laws; (iii) Blair does not assume responsibility for the accuracy and completeness of the Information; and (iv) Blair will not undertake to independently verify the Information. Blair agrees that it will not intentionally misrepresent the Information to potential investors.

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InSite Vision Incorporated
Page 2 of 2
April 1, 1997


Since we will be acting on your behalf, it is our practice to receive indemnification and we request that you sign the attached letter. The Company agrees to reimburse Blair for its reasonable out-of-pocket expenses including the fees and expenses of our counsel, as appropriate. Blair's out-of-pocket expenses shall not exceed $25,000 without the prior written consent of the Company. The two preceding sentences shall be superseded by the provisions set forth in the separate indemnification agreement in the event of a threatened or pending claim covered by the indemnification agreement. This engagement may be terminated by the Company or by Blair at any time, with or without cause, with thirty days written notice to that effect by the other party.

Blair agrees that all information furnished by InSite to Blair, whether oral or written, shall be kept confidential by Blair and by its officers, employees and agents, will be disclosed by Blair only to such officers, employees and agents of Blair and its affiliates as need to know such information in connection with the performance of Blair's services hereunder or as may be required by law, and shall be used only for purposes of this engagement. Blair agree that its obligations pursuant to the provisions of this paragraph shall survive any termination of Blair's engagement.

If the foregoing is in accordance with your understanding, please sign one copy of the engagement letter and indemnification form and return it to us.

                                            Very truly yours,

                                            /s/ RONALD D. EMERICK
                                            Ronald D. Emerick
                                            Principal

InSite Vision, Incorporated


By: [SIG]
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Date: 14 April, 1997
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